Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Enphys Acquisition Corp.
Santa Monica, CA

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 10, 2021, except for the effects of the subsequent event as described in Note 5 and Note 9, as to which the date is August 26, 2021, relating to the financial statements of Enphys Acquisition Corp., which is included in the Registration Statement on Amendment No. 4 to Form S-1 (No. 333- 257932).  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BDO USA, LLP

New York, NY
October 5, 2021